Offer to Purchase for Cash
(Amendment No. 1)

2,500,000 Outstanding Shares of Common Stock
of

GENERAL EMPLOYMENT ENTERPRISES, INC.
at

$.60 Net Per Share

by

 PSQ, LLC
(A Kentucky Limited Liability Company)

The Offer and Withdrawal Rights Will Expire at 12:00 Midnight, New York
City Time, on Tuesday, June 30, 2009, Unless the Offer Is Extended.

PSQ, LLC, a Kentucky limited liability company (“PSQ”), is offering to purchase, at a price of $.60 net per share in cash without interest, 2,500,000 outstanding shares of common stock, no par value per share (“Shares”), of General Employment Enterprises, Inc., an Illinois corporation (“GEE” or the “Company”), on the terms and subject to the conditions specified in this Offer to Purchase (“Offer”) and the related Letter of Transmittal.

There is no financing condition to this tender offer. This tender offer is not subject to the tender of any minimum number of Shares, but is subject to the condition that no more than 2,500,000 Shares may be purchased by PSQ under the tender offer. In the event that more than 2,500,000 Shares of GEE common stock are tendered in response to this Offer, each tendering shareholder shall be subject to a proportional reduction of the number of Shares tendered that will be purchased in this Offer.

Prior to the announcement and filing of this  Offer, PSQ  entered into a Securities Purchase and Tender Offer Agreement (the “Agreement”) dated as of March 30, 2009 which provides that PSQ will purchase 7,700,000 newly issued shares of GEE common stock (“New Issue Shares”) at a price of $.25 per share, representing an aggregate purchase price of $1,925,000. As of the date of this tender offer, PSQ owns no shares of GEE common stock.

A summary of the principal terms of the tender offer appears on page 5 of this Offer to Purchase.

This transaction has not been approved or disapproved by the United States Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

This Offer and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the tender offer.

April 15, 2009

IMPORTANT

If you desire to tender all or any portion of your Shares, you should either (i) complete and sign the related Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed, mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to Continental Stock Transfer & Trust Company, the depositary (“Depositary”) for the tender offer, and either deliver the certificates for such Shares along with the Letter of Transmittal to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in “The Tender Offer — Section 3 — Procedures for Tendering Shares” or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.  Any questions regarding this procedure should be directed to the information agent, Morrow & Co., LLC (“Information Agent”), at 470 West Avenue, Stamford, CT 08902, or by telephone at (203) 658-9400.

If you desire to tender Shares and the certificates evidencing your Shares are not immediately available, or you cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, or you cannot deliver all required documents to the Depositary prior to the expiration of the tender offer, you may tender such Shares by following the procedures for guaranteed delivery set forth in “The Tender Offer — Section 3 — Procedures for Tendering Shares.”

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the tender offer.

SUMMARY TERM SHEET

We are offering to purchase a maximum of 2,500,000 shares of GEE common stock, no par value, for $.60 net per share of common stock, no par value per share (“Share(s)”), in cash without interest. The following are some of the questions that you, as a shareholder of GEE, may have and our answers to those questions. We urge you to carefully read the remainder of this Offer and the related Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer  and the related Letter of Transmittal. When used in this Offer, the terms “we,” “our,” and “us” refer to PSQ, unless the context requires otherwise.

Who is offering to buy my Shares?

Our name is PSQ, LLC. We are a Kentucky limited liability company formed specifically to acquire shares of GEE common stock, including 7,700,000 shares of newly issued shares of GEE common stock (“New Issue Shares”), which will result in PSQ controlling the voting class of outstanding capital stock of GEE. We are offering to purchase up to, but no more than, 2,500,000 shares of the outstanding shares of GEE common stock at a price of $.60 per share. As of the date hereof, we do not own any shares of GEE common stock, but we have entered into a Securities Purchase and Tender Offer Agreement (“Agreement”) with GEE  which provides that we will purchase from GEE 7,700,000 shares of GEE common stock representing approximately 58% of the post-issuance number of outstanding shares of common stock of GEE, including certain shares that are to be issued in connection with the Consulting Agreement entered into among PSQ, GEE and GEE’s current Chairman, Chief Executive Officer, and President, Mr. Imhoff, Jr. (“Mr. Imhoff, Jr.”) on March 30, 2009, for a price of $.25 per Share, for an aggregate purchase price of $1,925,000. Our purchase of the New Issue Shares is conditional upon the receipt of GEE’s shareholder approval and all other conditions of the Offer being satisfied or waived.

General Employment Enterprises, Inc. was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893. In 1987, GEE established Triad Personnel Services, Inc., a wholly-owned subsidiary, incorporated in the State of Illinois. The principal executive office of GEE is located at One Tower Lane, Suite 2200, Oakbrook Terrace, Illinois. GEE operates in one industry segment, providing professional staffing services. The Company offers its customers both placement and contract staffing services, specializing in the placement of information technology, engineering and accounting professionals.

The Company’s placement services include placing candidates into regular, full-time jobs with client-employers. The Company’s contract services include placing its professional employees on temporary assignments, under contracts with client companies. Contract workers are employees of the Company, typically working at the client location and at the direction of client personnel for periods of three months to one year.  The combination of these two services provides a strong marketing opportunity, because it offers customers a variety of staffing alternatives that includes direct hire, temporary staffing and a contract-to-hire approach to hiring.

What are the classes and amounts of securities sought in the tender offer?

We are seeking to purchase a maximum of 2,500,000 shares of GEE’s outstanding common stock.

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $.60 per Share, net to you in cash without interest. This price represents premiums of approximately 55.5% over the 10-day volume-weighted average closing price of GEE’s common stock over the 10 trading days prior to the date of the Agreement, which common stock is listed on the NYSE AMEX Stock Exchange under the symbol “JOB.” If you are the record owner of your Shares and you tender your Shares to us in the tender offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “The Tender Offer — Section 3 — Procedures for Tendering Shares.”

What are the most important conditions to the tender offer?

Our obligation to purchase Shares at the expiration of the tender offer is subject to satisfaction of, or if permitted, waiver of, several conditions, including the condition that PSQ consummates the purchase of the New Issue Shares from GEE as contemplated in the Agreement, approval of the purchase of the New Issue Shares by GEE shareholders and satisfaction of all other conditions of the Offer. We calculate that, based on the number of outstanding Shares of common stock as of March 31, 2009, there were approximately 5,165,265 outstanding Shares of common stock at that date and our purchase of the 7,700,000 of New Issue Shares will result in our beneficial ownership of approximately 58% to 76%, depending on the number of Shares tendered in response to our Offer. These percentages are based upon the post-issuance number of Shares of GEE common stock to be outstanding after the issuance of the New Issue Shares and the completion of the tender offer. There is no minimum number of outstanding Shares that must be tendered in the tender offer as a condition to the Offer.

The Offer is not conditioned upon any antitrust or other governmental approvals, consents or clearances. The tender offer is subject to several other conditions. See “Section 12 – Conditions to the Offer.”

The Offer is scheduled to expire at 12:00 midnight on June 30, 2009; however, unless the  Agreement is terminated pursuant to Section 6.1 thereof, PSQ is required to extend the Offer from time-to-time until the closing date (“Closing”) in the event that, at a then-scheduled expiration date, the conditions to Closing the Offer have not been satisfied ; provided further that, under no circumstances shall any such extension be less than the minimum number of days required by the Securities Exchange Act of 1934 or the rules and regulations promulgated thereunder or by other applicable law. Under the terms of the Agreement, “Closing” means the simultaneous consummation of the purchase and sale of the 7,700,000 New Issue Shares by GEE to PSQ and the consummation of the Offer as described herein.

Do you have the financial resources to make payment?

Yes. We have already deposited into escrow pursuant to the  Agreement the total aggregate purchase price of $1,925,000 for the New Issue Shares and we have available, and are required to establish to GEE, no later than three business days prior to the closing of the Offer, that we have available the maximum aggregate tender offer purchase amount of $1,500,000. PSQ also has sufficient cash resources to pay related fees and expenses of the Offer.  PSQ has the cash on hand to fund the Offer.

Is your financial condition relevant to my decision to tender my Shares in the Offer?

We do not think that PSQ’s financial condition is relevant to your decision whether to tender your Shares in the Offer because (i) PSQ’s obligations in the tender offer are not subject to any condition relating to financing or the disbursement of financing and (ii) PSQ’s cash and cash equivalents together provide adequate financial resources to enable PSQ to make all payments promptly under the tender offer.

How long do I have to decide whether to tender in the tender offer?

You will have until 12:00 midnight, New York City time, on Tuesday, June 30, 2009, or such later date to which we may extend the expiration date, to decide whether to tender your Shares in the tender offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer. See “The Tender Offer — Section 3 — Procedures for Tendering Shares.”

Can the Offer be extended and how will I be notified if the Offer is extended?

Yes, the Offer may be extended.  Unless the Agreement is terminated pursuant to Section 6.1 thereof, PSQ is required to extend the Offer from time-to-time until the Closing  in the event that, at a then-scheduled expiration date, the conditions to Closing the Offer have not been satisfied; provided further that, under no circumstances shall any such extension be less than the minimum number of days required by the Securities Exchange Act of 1934 or the rules and regulations promulgated thereunder or by other applicable law.

If the Offer is extended, we will inform Continental Stock Transfer & Trust, the Depositary for the tender offer, of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the earlier of the day the Offer is to be extended or the date the tender offer was scheduled to expire.

How do I tender my Shares?

To tender your Shares, you must deliver the certificates evidencing your Shares, together with a completed Letter of Transmittal and any required signature guarantees, to Continental Stock Transfer & Trust Co., the Depositary for the tender offer, not later than the time the tender offer expires. If your Shares are held in street name (that is, through a broker, dealer or other nominee), the Shares can be tendered by your nominee through The Depository Trust Company (“DTC”). If you are not able to deliver any required items to the Depositary by the expiration of the tender offer, you may be able to have a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three trading days. However, the Depositary must receive the missing items within that three-trading-day period after the expiration of the tender offer or you will not be able to tender your Shares in the tender offer. See “The Tender Offer — Section 3 — Procedures For Tendering Shares.”

Until what time can I withdraw previously tendered Shares?

You can withdraw previously tendered Shares at any time until the tender offer has expired.

How do I withdraw tendered Shares?

To withdraw tendered Shares, you must deliver a written notice of withdrawal, which includes all required information, to Continental Stock Transfer & Trust Co., the Depositary for the tender offer, while you have the right to withdraw the Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See “The Tender Offer — Section 4 — Withdrawal Rights.”

Have you held discussions with GEE in the last two years regarding any transaction?

Shortly after we initiated discussions with GEE’s Board of Directors in January 2009, we continued those discussions; exchanges of information; conducted due diligence; negotiated on terms and conditions with the GEE Board of Directors and then, on March 30, 2009, we signed the Agreement relating to the  tender offer that is the subject of this Offer. Prior to our initial discussions with the chief executive officer of GEE in January 2009, PSQ had no contact or discussions or communications regarding this tender offer or any other similar corporate transaction with GEE. See “Special Factors — Background of this Offer.”

What does GEE’s Board of Directors think of the Offer?

We obtained the prior approval and recommendation of GEE’s Board of Directors before the public announcement of this Offer. We anticipate that GEE will be filing a Schedule 14D-9 with the Securities and Exchange Commission within a reasonable time to disclose that the GEE Board of Directors recommends that shareholders tender their Shares in  the Offer.

What are the U.S. federal income tax consequences of participating in the Offer?

In general, your sale of Shares pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of participating in the tender offer in light of your particular circumstances. See “The Tender Offer — Section 5 — Certain U.S. Federal Income Tax Considerations.”

Following the tender offer, will GEE continue as a publicly reporting company?

Yes, we currently expect that GEE will continue as a publicly reporting company as we review our options, except in the event the Shares no longer meet the standards for continued listing on the current NYSE AMEX  Stock Exchange. In the event that GEE common stock no longer meets the listing standards, we anticipate at this point to maintain GEE as a fully-reporting company quoting its common stock on the Over-the-Counter Electronic Bulletin Board interdealer quotation market.

Will I have the right to have my Shares appraised?

If you tender your Shares in the tender offer, you will not be entitled to exercise any appraisal rights.

If I decide not to tender, how will the Offer affect my Shares?

The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the tender offer. Depending upon the number of Shares purchased pursuant to the tender offer, GEE’s common stock may no longer meet the standards for continued listing on the NYSE AMEX  Stock Exchange.  Depending on similar factors, GEE may cease being required to comply with the public reporting requirements under the Exchange Act and may terminate the same in that event.

When and how will I be paid for my tendered Shares?

Subject to the terms and conditions of the tender offer, we will pay for all Shares validly tendered and not withdrawn promptly after the expiration of the tender offer. See “The Tender Offer — Section 2 — Acceptance for Payment and Payment for Shares.”

We will pay for your Shares by depositing the purchase price with Continental Stock Transfer & Trust Co., the Depositary for the tender offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of such Shares, a properly completed and duly executed Letter of Transmittal and any other required documents. See “The Tender Offer — Section 2 — Acceptance for Payment and Payment for Shares.”

How will my employee stock options be treated in the Offer?

You are free to exercise any vested stock options you hold in accordance with their terms and then tender the Shares you acquired through the option exercise under this Offer. You should consider whether the exercise price of your outstanding options is greater than the Offer price or less than the Offer price. If we consummate the Offer, all unvested employee stock options outstanding at that time will automatically become vested options as a result of the consummation of the Offer and our purchase of the New Issue Shares from GEE, and as to those automatically vested options, you will be free to exercise those in like manner as your currently vested options.

Can restricted stock of GEE be tendered in the Offer?

If you previously received from GEE any restricted stock that now qualifies for resale in accordance with Rule 144 promulgated under the Securities Act of 1933, you may tender those Shares in the Offer so long as you satisfy all of the resale conditions of Rule 144 and deliver to the Depositary all certificates and related resale documents necessary to process the transfer and sale of your restricted shares.

What is the market value of my Shares as of a recent date?

On March 27, 2009, the last trading day before we signed the Agreement, the last sale price of the Shares reported on the NYSE AMEX Stock Exchange was $.33 per Share. As of that date, our Offer price represented a premium of approximately 81.8%  and 55.5% over the closing price and over the 10-day volume-weighted average trading price for the 10 trading days prior to the last trading day before the announcement of the Offer, respectively, of GEE’s common stock on the NYSE AMEX Stock Exchange.  As of April 15, 2009, the closing sale price of GEE’s common stock was $.48 per Share. We advise you to obtain a recent price quotation for the Shares in deciding whether to tender your Shares. See “The Tender Offer — Section 6 — Price Range of Shares; Dividends.”

Who can I call if I have questions about the Offer?

You can contact the Information Agent, Morrow & Co., LLC by telephone at (203) 658-9400 or by mail to 470 West Avenue, Stamford, CT 06902.

INTRODUCTION

PSQ, LLC, a Kentucky limited liability company (“PSQ”), is offering to purchase 2,500,000 of the outstanding shares of common stock, no par value (the “Shares”), of General Employment Enterprises, Inc. (“GEE” or the “Company”) for $0.60 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Securities Purchase and Tender Offer Agreement (the “Agreement”)  and in the related Letter of Transmittal (which together, as they may be amended from time to time, constitute the “Offer”). The purpose of the Offer is to acquire up to a maximum of 2,500,000 of the issued and outstanding Shares.  GEE has one class of common stock and no other outstanding voting securities and, as of March 31, 2009, there was 5,165,265 Shares outstanding.

Stockholders who will be accepting the Offer should contact and submit their request(s) to Continental Stock Transfer & Trust, the “Depositary”, and follow the instructions included in Section 3 of this Offer on or before expiration, which is Tuesday, June 30, 2009.  Shareholders who have Shares registered in their own names and tender directly to  the Depositary will not have to pay brokerage fees or commissions. On the other hand, stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if there are any applicable charges or transaction fees.

Pursuant to, and subject to the terms of, the Agreement, GEE’s Board of Directors agreed to recommend that GEE’s shareholders tender their Shares in the Offer. We anticipate that GEE will be filing a Schedule 14D-9 with the Securities and Exchange Commission within a reasonable time to disclose that the GEE Board of Directors  recommend that GEE shareholders tender their Shares in the  Offer.

This Offer is subject to the conditions described in “The Tender Offer — Section 12 — Conditions to the Offer.” Each of the conditions to the Offer may, to the extent permitted by the Agreement, or by applicable law, be amended or waived by us in our sole discretion. There is no financing condition to this Offer.

This Offer  includes forward-looking statements. These forward-looking statements include, among others, statements concerning our plans with respect to the acquisition of the Shares and GEE, our outlook for the future and information about our strategic plans and objectives for GEE, other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar projections, as well as any facts or assumptions underlying these statements or projections. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Except as required by applicable law, we undertake no obligation to update any forward-looking statements or to release publicly the results of any revisions to forward-looking statements to reflect events or circumstances after the date of this Offer  or to reflect the occurrence of unanticipated events.

Except as otherwise set forth herein, the information concerning GEE contained in this Offer has been obtained from GEE or has been taken from or based upon publicly available documents and records on file with the Securities and Exchange Commission and other public sources. PSQ assumes no responsibility for the accuracy or completeness of the information contained in such GEE documents and records or for any failure by GEE to disclose events which may have occurred or may affect the significance or accuracy of any such information but which is unknown to us.

This Offer does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by GEE’s stockholders.

Stockholders are urged to read this Offer  and the related Letter of Transmittal carefully before deciding whether to tender their Shares.

SPECIAL FACTORS

Background of This Offer

Our name is PSQ, LLC. We are a Kentucky limited liability company formed specifically to acquire shares of GEE common stock, including 7,700,000 shares of New Issue Shares of GEE common stock (“New Issue Shares”), which will result in PSQ controlling the voting class of outstanding capital stock of GEE. We are offering to purchase up to, but no more than, 2,500,000 shares of the outstanding shares GEE common stock  at a price of $.60 per share. As of the date hereof, we do not own any shares of GEE common stock, but we have entered into a Securities Purchase and Tender Offer Agreement (the “Agreement”) with GEE dated March 30, 2009 which provides that we will purchase from GEE 7,700,000 shares of GEE common stock representing approximately 58% of the post-issuance number of  outstanding shares of common stock of GEE, for a price of $.25 per Share, for an aggregate purchase price of $1,925,000. Based on the review of GEE’s business and market position, we have identified GEE as a strategic opportunity and a foundation for long-term growth in the providing of professional staffing and related human resource outsourcing services.

The following represent the course of events for PSQ that led towards the Offer:

• The Offer was initiated by Mr. Furnari of MC Capital Funding Group on January 7, 2009.  Mr. Furnari facilitated the introduction of Mr. Ronald E. Heineman of River Falls Financial Services, Inc. (“River Falls”) and Dennis Baker of GEE on January 16, 2009, at which time the parties discussed the possibility of a tender offer and direct cash investment into the Company.  On January 27, 2009, Mr. Heineman met with Herbert F. Imhoff, Jr., Kent M. Yauch, Sheldon Brottman and Mr. Baker to discuss funding opportunities through River Falls.

• A meeting was then held on February 4, 2009 between representatives of River Falls, including Stephen Pence and Ronald E. Heineman, GEE, and certain investment / business partners of River Falls, including Oppenheimer, Sands Brothers Asset Management and the Park Avenue Bank.

• On February 5, 2009, PSQ, a special purpose vehicle formed by Stephen Pence, submitted a draft letter of intent to GEE, outlining a proposed share purchase and tender offer to be undertaken by PSQ.

• On February 11, 2009, PSQ and GEE executed the non-binding letter of intent outlining certain preliminary terms of the Agreement, including proposed terms of the Offer.

• On February 17, 2009, Mr. Heineman met with Mr. Imhoff, Jr. in GEE’s corporate office. They discussed business operations and Mr. Imhoff, Jr.’s role with the Company if the proposed transactions were to take place.

• A first draft of the Agreement from PSQ was submitted on March 2, 2009.

• Between March 8 and March 12, 2009, PSQ and GEE, as well as respective legal counsel exchanged comments to drafts of the  Agreement and negotiated various terms and conditions of the  Agreement and the transactions contemplated thereby.

• On March 12, 2009, Messrs. Imhoff, Jr., Yauch, Baker and Heineman, present in person at GEE’s headquarters, along with the GEE’slegal counsel and PSQ’s legal counsel participating via teleconference, continued to negotiate various open issues in the terms of the Agreement.

• On March 14, 2009, Mr. Baker discussed certain terms of a proposed Consulting Agreement for Mr. Imhoff, Jr. (“Consulting Agreement”) with Mr. Heineman.

• On March 19, 2009, PSQ’s legal counsel distributed a revised draft of the  Agreement to GEE. In turn, GEE’s legal counsel delivered a further revised draft of the  Agreement to PSQ on March 20, 2009.

•
• On March 28 and 29, 2009, GEE and PSQ continued to negotiate the remaining issues in the  Agreement and the related ancillary documents that form a part of the Agreement.

• On March 30, 2009, GEE and PSQ resolved the remaining issues in the various transaction documents and entered into the Agreement. Contemporaneous with approving the Agreement, GEE and PSQ also entered into an Escrow Agreement with Park Avenue Bank, New York, New York, which has agreed to act as the escrow agent for the transaction, the Consulting Agreement between GEE, PSQ and Mr. Imhoff, Jr., and a Registration Rights Agreement which provides to PSQ  demand registration rights covering the Shares of common stock to be purchased by PSQ under the terms of the Agreement as well as piggyback registration rights for  Shares of common stock that will be issued to Mr. Imhoff, Jr. under the terms of his  Consulting Agreement. Thereafter, PSQ caused the agreed upon purchase price for the 7,700,000 New Issue Shares, $1,925,000, to be transferred to Park Avenue Bank as the agreed upon escrow agent and GEE issued a press release shortly thereafter and filed a Form 8-K Current Report with the Securities and Exchange Commission announcing the execution of the Agreement and other related transaction documents.

Purpose and Structure of the Offer; Our Reasons for the Offer; and Plans for GEE After the Offer

PSQ was formed as a special purpose vehicle to acquire a controlling interest in GEE and thereafter, through GEE as our operating subsidiary, to become a recognized leader in the providing of professional staffing and related human resource outsourcing services; with specialization on information technology, engineering, and accounting professionals.  Based on our review of the Company’s business and market position, we have identified the Company as a strategic opportunity and a foundation for long-term growth.

We are offering to commence a cash tender offer for a maximum of 2,500,000 of the outstanding Shares of the common stock of GEE at a purchase price of $0.60 per share, net to the holder in cash, without interest thereon, for a maximum aggregate amount equal to $1,500,000, upon the terms and subject to the conditions set forth in the Agreement.

Appraisal Rights

Holders of Shares do not have appraisal rights in connection with the Offer.

Security Ownership of Certain Beneficial Owners

As of the date hereof, we do not own any shares of GEE common stock, but we have entered into the  Agreement with GEE dated as of March 30, 2009 which provides, in part, that we will purchase from GEE 7,700,000 shares of GEE common stock representing approximately 58% of the post-issuance number of outstanding shares of common stock of GEE, for a price of $.25 per Share, for an aggregate purchase price of $1,925,000. Our purchase of the New Issue Shares is conditional upon the terms and conditions set forth in the Agreement, commencement of this Offer, approval by GEE’s shareholders of the issuance and purchase by PSQ of the New Issue Shares and satisfaction of all other conditions of the Offer.

Proposed Board of Directors and New Management After Closing

Pursuant to the Agreement and as requested by PSQ, Sheldon Brottman, Edward O. Hunter, Thomas G. Kosnik and Kent M. Yauch (the “Resigning Directors”), each of whom is currently a member of the Board of Directors of GEE, will be resigning from the Board of Directors upon the occurrence of the closing of the purchase of the New Issue Shares and the Offer.  Each of the Resigning Directors submitted a letter of resignation to the Company, to be effective only upon and immediately following the closing of the transactions set forth in the Agreement.

Also pursuant to the Agreement and as requested by PSQ, upon the occurrence of the Closing, Stephen Pence, Charles (Chuck) W.B. Wardell III and Jerry Lancaster (“Replacement Directors”) will be appointed by the Board of Directors of GEE to fill the vacancies on the Board of Directors that will result from the resignations of the Resigning Directors. After their appointments are effected, the size of the Board of Directors will be reduced to five members, and will consist of two current members of the Board of Directors and the three directors appointed at the request of PSQ.

The Board of Directors will determine which committees Messrs. Pence, Wardell and Lancaster will serve on at their first scheduled meeting after the Closing occurs.  If the Closing occurs and Messrs. Pence, Wardell and Lancaster become members of the Board of Directors, they will receive compensation as directors in line with the Company’s current non-employee director compensation arrangement, which will entitle each of them to a monthly retainer fee of $2,000.

Mr. Imhoff, Jr., who currently serves as the Chairman of the Board of Directors and Chief Executive Officer and President of the Company, has agreed to resign from those positions with the Company at the Closing of the transactions provided for in the Agreement, although he will remain as a member of the Board of Directors and a consultant to the Company under the terms of his Consulting Agreement. Under the terms of the Agreement, the Board of Directors has agreed to appoint Mr. Pence to serve as Chairman of the Board of Directors effective upon Mr. Imhoff, Jr.’s resignation.

The following biographical information sets forth, with respect to each individual nominee for appointment as a director, the name, age of the individual as of April 15, 2009, current principal occupation and employment history during the past five years. Each designee has agreed to serve, if elected.

Stephen B. Pence, 55, is currently a retired colonel from the United States Army Reserve, where he served as a federal military judge, and is also of counsel with Martin, Ogburn & Zipperle, in Louisville, Kentucky, assisting clients involved in human resource staffing and workers’ compensation insurance.  In 2001, Mr. Pence was nominated by President Bush and confirmed by the U.S. Senate to the position of United States Attorney for the Western District of Kentucky.  From 2003 to 2007, Mr. Pence served as Lieutenant Governor of Kentucky, which included roles as the Secretary of the Justice and Public Safety Cabinet and Commissioner of State Police.  Mr. Pence received his bachelor’s degree in business and his masters of business administration, with a concentration on economics, from Eastern Kentucky University, and his Juris Doctorate degree from the University of Kentucky.

Charles W.B. Wardell III, 56, served as Senior Advisor to the Chief Executive Officer of Korn/Ferry International, a multi-national executive recruitment service with currently more than 90 offices in 40 countries, from 1992 through 2007.  Between 1990 and 1992, Mr. Wardell operated as President of Nordeman Grimm, a New York based boutique executive placement firm with specialization on placement with marketing and financial services companies.  In 1978, he joined American Express as Special Assistant to the Chief Executive Officer, although he also held roles, between 1978 and 1990, of Regional Vice President and General Manager of American Express Company Middle East and Senior Vice President and Chief Operating Officer of Global Private Banking at American Express International Banking Corporation. His experience also encompasses Senior Vice President, both at Travelers and Mastercard International, as well as Executive Vice President of Diners Club at Citicorp.  Mr. Wardell graduated cum laude from Harvard College with an A.B. degree.

Jerry Lancaster, 74, has been employed with Imperial Casualty and Indemnity Company since 1997, where he is currently the Chairman and the Director of Marketing.  He has worked in a variety of capacities involving workers’ compensation programs and holds General Lines Agent and Managing General Agent licenses from the State of Texas.  Mr. Lancaster graduated from Southern Methodist University with a degree in mathematics.

In connection with Mr. Imhoff, Jr.’s agreement to resign as Chief Executive Officer and President of the Company if the Closing occurs, and in accordance with the Agreement,  PSQ has requested, and the Board of Directors of the Company has approved, the appointment of Ronald E. Heineman to serve as Chief Executive Officer and President of the Company effective upon Mr. Imhoff, Jr.’s resignation.

Mr. Heineman has agreed to an initial annual salary of $1 and a grant of 150,000 stock options on the date of the Closing pursuant to and in accordance with the Company’s Amended and Restated 1997 Stock Option Plan (the “1997 Option Plan”), with such options to be fully vested on the date of issuance.  The grant of such options was made subject to the approval of the Company’s shareholders of an increase in the number of authorized shares of Common Stock available for issuance under the 1997 Plan to accommodate such stock option issuance, which shareholder approval will be sought at the Company’s 2010 Annual Meeting of Shareholders or at such earlier special meeting of shareholders as may be called in accordance with the Company’s By-laws, provided that such meeting will not be called for prior to the date of the consummation of the Agreement.

Employee Stock Options and Restricted Stock

You are free to exercise any vested stock options you hold in accordance with their terms and then tender the Shares you acquired through the option exercise under this Offer. You should consider whether the exercise price of your outstanding options is greater than the Offer price or less than the Offer price. If we consummate the Offer, all unvested employee stock options outstanding at that time will automatically become vested options as a result of the consummation of the Offer and our purchase of the New Issue Shares from GEE, and as to those automatically vested options, you will be free to exercise those in like manner as your currently vested options. If you previously received from GEE any restricted stock that now qualifies for resale in accordance with Rule 144 promulgated under the Securities Act of 1933, you may tender those Shares in the Offer so long as you satisfy all of the resale conditions of Rule 144 and deliver to the Depositary all certificates and related resale documents necessary to process the transfer and sale of your restricted shares.

THE TENDER OFFER

Section 1 — Terms of the Offer; Expiration Date

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Shares validly tendered and not withdrawn by the Expiration Date in accordance with the procedures set forth in “— Section 4 — Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, on Tuesday, June 30, 2009, unless we have extended the period during which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by us, shall expire.

            We may waive any or all of the conditions to our obligation to purchase Shares pursuant to the Offer. If by the initial Expiration Date or any subsequent Expiration Date, any or all of the conditions to the Offer have not been satisfied or waived, the Agreement provides that, unless the Agreement shall have been terminated pursuant to Section 6.1 thereof, we shall be required to extend the Offer from time-to-time until the Closing in the event that, at a then-scheduled Expiration Date, the conditions to Closing set forth in the Agreement have not been satisfied; provided further that, under no circumstances shall any such extension be less than the minimum number of days required by the Securities Exchange Act of 1934 or the rules and regulations promulgated there under or by applicable law. See “— Section 12 — Conditions to the Offer.”

            We acknowledge that (i) the Securities Exchange Act of 1934 requires us to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) we may not delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the events specified in “— Section 12 — Conditions to the Offer” without extending the period of time during which the Offer is open.

Under the terms of the Agreement, we are required to extend the Offer beyond the Expiration Date for any of the following reasons: (i) from time to time if, at the Expiration Date, any of the conditions to the Offer and Agreement have not been satisfied or waived; or (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or any period required by or advisable under applicable law or under the provisions of the Agreement.

We will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all the conditions to the Offer are satisfied or waived on the Expiration Date. Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the earlier of the day we decide to extend or the previously scheduled Expiration Date. Subject to applicable law and without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

 If we are delayed in making payment for the Shares or are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in “— Section 4 — Withdrawal Rights.” However, our ability to delay the payment for Shares which we have accepted for payment is limited by Rule 14e-1 under the Securities Exchange Act of 1934, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rule 14e-1 under the Securities Exchange Act of 1934. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of Shares to be purchased in the Offer, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Securities and Exchange Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that, as a general rule, an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the Offer price and the number of Shares being sought, a minimum of 10 business days may be required to allow for adequate dissemination to stockholders. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, we increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

We have access to GEE’s shareholders’ list and securities position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer and the related Letter of Transmittal will be mailed to record holders of all GEE Shares whose names appear on GEE’s shareholder list and will be furnished, for subsequent transmittal to beneficial owners of GEE Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

Section 2 — Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn, as soon as practicable after the Expiration Date. If we desire to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1 of the Exchange Act, we will otherwise extend the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Certificates”) or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC (a “Book-Entry Confirmation”) pursuant to the procedures set forth in “— Section 3 — Procedures For Tendering Shares,” (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary, as agent for the tendering stockholders, of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefore with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the Offer price for Shares be paid, regardless of any delay in making such payment.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing un-purchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in “— Section 3 — Procedures For Tendering Shares,” such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

If, on or prior to the Expiration Date, we shall increase the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered, accepted for payment or paid for prior to such increase in consideration.

            Subject to GEE’s approval, we reserve the right to transfer or assign, in whole or, from time to time, in part, to one or more of our affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Section 3 — Procedures for Tendering Shares

Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer and either (i) the Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted. The term “Agent’s Message” means a message, transmitted by electronic means to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Book-Entry Transfer

The Depositary will establish accounts with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer. Any financial institution that is a participant in DTC’s system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be made through book-entry transfer at DTC, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the Depositary.

Signature Guarantees

Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agents Medallion Program, the NYSE Medallion Guarantee Program, the Stock Exchange Medallion

Program or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any Certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery

If a stockholder desires to tender Shares pursuant to the Offer and the Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we provide, is received prior to the Expiration Date by the Depositary as provided below; and

(iii) the Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in connection with a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the NYSE AMEX Stock Exchange is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer.

The method of delivery of Certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when complete delivery is actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer (other than the majority of the minority condition) or any defect or irregularity in the tender of any particular Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders, and our interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of us, GEE, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, or any waiver thereof, or incur any liability for failure to give any such notification or for any such determination.

Other Requirements

By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints our designees as such stockholder’s proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. Our designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of GEE’s stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares, we must be able to exercise full voting rights with respect to such Shares.

Our acceptance for payment of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Section 4 — Withdrawal Rights

Tenders of the Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the initial Expiration Date and, unless theretofore accepted for payment by us pursuant to the Offer, may also be withdrawn at any time after Tuesday, June 30, 2009.  If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of this Offer. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in “— Section 3 — Procedures For Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in “— Section 3 — Procedures for Tendering Shares” at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, and our determination will be final and binding. None of us, including  the Depositary, the Information Agent or any other person will be under a duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Section 5 — Certain U.S. Federal Income Tax Considerations

The following summarizes certain of the material U.S. federal income tax consequences of the Offer to holders of the Shares that are U.S. Holders (as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. Unless otherwise specifically noted, this summary applies only to those persons that hold their Shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not apply to persons who hold their Shares pursuant to the exercise of employee stock options or otherwise as compensation.

This summary is for general information only and does not address all of the tax consequences of the Offer that may be relevant to a U.S. Holder (as defined below) of the Shares. It also does not address any of the tax consequences of the Offer to holders of the Shares that are Non-U.S. Holders (as defined below), or to holders that may be subject to special tax treatment, such as financial institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, insurance companies, S corporations, brokers and dealers in securities or currencies and certain U.S. expatriates. Further, this summary does not address: the U.S. federal income tax consequences of the Offer to stockholders, partners or beneficiaries of an entity that is a holder of the Shares; the U.S. federal estate, gift or alternative minimum tax consequences of the Offer; persons who hold the Shares in a straddle or as part of a hedging, conversion, constructive sale or other integrated transaction or whose functional currency is not the U.S. dollar; any state, local or foreign tax consequences of the Offer; or holders whose status changes from a U.S. Holder to a Non-U.S. Holder or vice versa; or any person that owns actually or constructively (giving effect to the ownership attribution rules of the Internal Revenue Code) shares of common stock of GEE.

Each holder of the Shares should consult its own tax advisor regarding the tax consequences of the Offer, including such holder’s status as a U.S. Holder or a Non-U.S. Holder, as well as any tax consequences that may arise under the laws of any state, local, foreign or other non-U.S. taxing jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

A “U.S. Holder” means a beneficial owner of the Shares that, for U.S. federal income tax purposes, is: (i) a citizen or individual resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States; (ii) a corporation or partnership, including any entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations provide otherwise); (iii) an estate, the income of which is subject to U.S. federal income tax without regard to its source; or (iv) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as U.S. trusts prior to such date, may elect to be treated as U.S. Holders. If a partnership holds the Shares, the tax treatment of each of its partners generally will depend upon the status of such partner and the activities of the partnership. Partners of partnerships holding the Shares should consult their own tax advisors regarding the U.S. federal tax consequences of the Offer.

A “Non-U.S. Holder” means a beneficial owner of the Shares that is not a U.S. Holder. We urge holders of the Shares that are Non-U.S. Holders to consult their own tax advisors regarding the U.S. federal income tax consequences of the Offer, including potential application of U.S. withholding taxes and possible eligibility for benefits under applicable income tax treaties.

Sale of the Shares

The sale of the Shares for cash under the Offer will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who sells the Shares pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares sold. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered under the Offer.

U.S. Holders of the Shares that are corporations generally will be taxed on net capital gains at a maximum rate of 35%. In contrast, U.S. Holders that are individuals generally will be taxed on net capital gains at a maximum rate of 15% with respect to those Shares held for more than 12 months at the effective time of the Offer, and 35% with respect to those Shares held for 12 months or less. In addition, special rules, and generally lower maximum rates, apply to individuals in lower tax brackets. Any capital losses realized by a U.S. Holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a U.S. Holder that is an individual generally may be used only to offset capital gains plus $3,000 of ordinary income per year.

Backup Withholding Tax and Information Reporting

Payment of proceeds with respect to the sale of the Shares pursuant to the Offer may be subject to information reporting and U.S. federal backup withholding tax at the applicable rate if the U.S. Holder or Non-U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. These requirements are set forth in the Letter of Transmittal and should be carefully reviewed by each holder of the Shares. Backup withholding is not an additional tax. Any amounts so withheld will be allowed as a refund or a credit against such U.S. Holder’s or Non-U.S. Holder’s U.S. federal income tax liability; provided, however, that the required information is timely furnished to the IRS.

Section 6 — Price Range of Shares; Dividends

The Shares are listed and principally traded on the NYSE AMEX Stock Exchange under the symbol “JOB.” The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE AMEX Stock Exchange as reported by published financial sources.

Calendar Year	High	Low
2007:
Second Quarter	2.01	1.96
Third Quarter	1.76	1.76
Fourth Quarter	1.66	1.63
2008:
First Quarter	1.38	1.32
Second Quarter	.85	.85
Third Quarter	.41	.40
Fourth Quarter	.42	.39
2009
First Quarter	.48	.35

On March 27, 2009, the last full trading day prior to the public announcement of the Offer, the last sale price per Share was $0.33 as reported on the NYSE AMEX Stock Exchange.

Stockholders are urged to obtain a current market quotation for the Shares.

Section 7 —	Certain Information Concerning GEE

General

The principal executive office of GEE is located at One Tower Lane, Suite 2200, Oakbrook Terrace, Illinois. GEE operates in one industry segment, providing professional staffing services. The Company offers its customers both placement and contract staffing services, specializing in the placement of information technology, engineering and accounting professionals. The Company’s placement services include placing candidates into regular, full-time jobs with client-employers. The Company’s contract services include placing its professional employees on temporary assignments, under contracts with client companies. Contract workers are employees of the Company, typically working at the client location and at the direction of client personnel for periods of three months to one year.  The combination of these two services provides a strong marketing opportunity, because it offers customers a variety of staffing alternatives that includes direct hire, temporary staffing and a contract-to-hire approach to hiring.

Financial Information

GEE is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.W., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. GEE’s filings are also available to the public on the Commission’s Web site (www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Room of the Commission at 100 F Street, N.W., Washington, D.C. 20549, upon payment of the Commission’s customary fees.

Section 8 — Certain Information Concerning PSQ

PSQ is a newly-formed Kentucky limited liability company formed specifically to acquire the shares, including 7,700,000 shares of the New Issue Shares, of GEE common stock which will result in PSQ controlling the voting class of outstanding capital stock of GEE. By this Offer, we are also offering to purchase up to, but no more than, 2,500,000 of the outstanding shares GEE common stock of at a price of $.60 per share. As of the date hereof, we do not own any shares of GEE common stock, but we have entered into the Agreement with GEE dated March 30, 2009 which provides that we will purchase from GEE 7,700,000 shares of GEE common stock representing 60% of the then outstanding shares of common stock of GEE, for a price of $.25 per Share, for an aggregate purchase price of $1,925,000.   With GEE as our operating subsidiary, we expect to become a recognized leader in the providing of professional staffing and related human resource outsourcing services, with specialization on information technology, engineering, and accounting professionals.  Based on the review of GEE’s business and market position, we have identified GEE as a strategic opportunity and a foundation for long-term growth.

Section 9 — Source and Amount of Funds

We will need approximately $1,750,000 to purchase the maximum number of Shares pursuant to the Offer and to pay related fees and expenses and an additional $1,925,000 to purchase the New Issue Shares that are the subject of the Agreement. PSQ intends to deploy its own proprietary cash under management for funding the purchase of Shares in the Offer and for the purchase of the New Issue Shares, without the use of third party funding. We are also required in the Agreement to establish to GEE’s satisfaction that we have available the maximum aggregate tender offer purchase amount of $1,500,000, no later than three business days prior to the Closing of the Offer. PSQ has sufficient cash resources to pay related fees and expenses of the Offer.

Section 10 — Possible Effects of the Offer on the Market for the Shares

Effect on the Market for the Shares

The purchase of Shares by us pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

Stock Quotations

The Shares are currently listed and traded on the NYSE AMEX  Stock Exchange, which constitutes the principal trading market for the Shares. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE AMEX Stock Exchange, but PSQ does not anticipate that the consummation of the Offer will materially impact current listing standards for the common stock.

Margin Securities

The Shares are currently “margin securities” as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

Section 11 — Fees and Expenses

Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

PSQ has retained Morrow & Co., LLC, as the Information Agent, and Continental Stock Transfer & Trust, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, e-mail and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

As compensation for acting as Information Agent in connection with the Offer, Morrow & Co., LLC will receive reasonable and customary compensation for its services and will also be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. PSQ will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.

The following is an estimate of fees and expenses to be incurred by us in connection with the Offer (in thousands):

Advertising	$250.00
Filing Fees	$85.00
Depositary	$10,000
Information Agent (including mailing)	$4,800
Legal, Printing and Miscellaneous	$75,000

Total:	$90,135

 Section 12 — Conditions to the Offer

Should the Offer be terminated pursuant to any of the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering shareholders.  For further information on conditions to this Offer, please see the  Agreement.

Section 13 — Certain Legal Matters

Regulatory Approval

Except as described in this section, based on a review of publicly available filings by GEE with the Commission and a review of certain information furnished by GEE in the normal course of their business dealings, we are not aware of any license, franchise or regulatory permit that is material to the business of GEE and that would be materially adversely affected by our acquisition of Shares pursuant to the Offer, or of any material filing, approval or other action by or with any governmental authority or regulatory agency that would be required for the purchase of Shares pursuant to the Offer or of our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under “— State Takeover Laws.” While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to GEE’s business or that certain parts of GEE’s business would not have to be disposed of in the event that such approval were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, we may decline to accept for payment or pay for any Shares tendered.

State Takeover Laws

GEE and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In Edgar v. Mite Corp., the Supreme Court held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the U.S. Court of Appeals for the Sixth Circuit.

GEE conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We have not determined whether any of these state takeover laws and regulations will by their terms apply to the Offer, and,  we have not presently sought to comply with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer, and neither anything in this Offer  nor any action taken in connection herewith is intended as a waiver of such right. In the event it is established that one or more state takeover statutes is applicable to the Offer and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer, we might be required to file certain information with, or to receive approval from, the relevant state authorities, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In addition, if enjoined, we might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating. In such case, we may not be obligated to accept for payment any Shares tendered. See “— Section 12 — Conditions to the Offer.”

Antitrust

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the rules that have been promulgated there under by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer and the purchase of the New Issue Shares is not subject to such requirements due to the fact that the total value of the transactions on a consolidated basis do not meet the minimum threshold that requires compliance with the notice and approval provisions of the HSR Act.

Section 14 — Miscellaneous

The Offer is being made to all holders of Shares other than PSQ. We are not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, we will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of GEE or PSQ not contained in this Offer or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the Commission a tender offer statement on Schedule TO, together with all exhibits thereto, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner set forth in “— Section 7 — Certain Information Concerning GEE.”

PSQ, LLC
April 15, 2009

Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each GEE shareholder or his, her or its broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor
New York, NY 10004

Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:
Morrow & Co., LLC

470 West Avenue
Stamford, CT 06902
(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400
Shareholders Call Toll Free: (800) 607-0088